SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
            under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
            under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 000-21827

                              AMSCAN HOLDINGS, INC.
              (Exact name of registrant as specified in its charter)

                                80 Grasslands Road
                             Elmsford, New York 10523
                                  (914) 345-2020
               (Address, including zip code, and telephone number,
             including area code, of registrant's principal offices)

                      Common Stock, par value $0.10 per share
             (Title of each class of securities covered by this Form)

                                       NONE
              (Titles of all other classes of securities for which a
            duty to file reports under section 13(a) or 15(d) remains)

              Please place an X in the box(es) to designate the appro-priate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [x]         Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)   [ ]         Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12h-3(b)(1)(i)    [x]         Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or notice date: 11

                   Pursuant to the requirements of the Securities Ex-change Act of 1934, Amscan Holdings, Inc. has caused this certification/notice to be signed on its behalf by the under-signed duly authorized person.

         DATE:  December 19, 1997           By:  /s/ James M. Harrison
                                               Name: James M. Harrison
                                               Title: President